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                                                                   EXHIBIT 5.1

June 23, 1994

GTE Corporation
One Stamford Forum
Stamford, CT 06904

Gentlemen:

I am Vice Chairman and Acting General Counsel of GTE Corporation. I have examined the Registration Statement, as filed on May 5, 1994 and amended on June 23, 1994 (the "Registration Statement"), of GTE Corporation (the "Corporation") on Form S-3 for the registration under the Securities Act of 1933, as amended (the "Act"), of $1,000,000,000 aggregate amount of (i) preferred securities (the "Preferred Securities") of GTE Delaware, L.P. ("GTE Delaware"), (ii) junior subordinated debentures of the Corporation (the "Debt Securities") and (iii) a guarantee of the Corporation with respect to the Preferred Securities (the "Guarantee"). I have also examined the Corporation's Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinions with respect to the Debt Securities and the Guarantee set forth below.

In my opinion,

         1. When (i) the Registration Statement shall have become effective under the Act and (ii) the Indenture (the "Indenture"), between the Corporation and the Bank of New York, as Trustee (the "Trustee), substantially in the form of Exhibit 4.1 to the Registration Statement and any supplements and amendments thereto, shall have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Corporation and the Trustee, the Debt Securities, upon their issuance and sale in the manner contemplated in the Registration Statement and the Indenture, will be legally and validly issued, and will be binding obligations of the Corporation, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

         2. When (i) the Registration Statement shall have become effective under the Act, (ii) the Guarantee, substantially in the form of Exhibit
      4.9 to the Registration Statement, has been duly executed and delivered by the Corporation and (iii) Preferred Securities have been duly issued and sold and the purchase price therefor has been received by GTE Delaware, the Guarantee will constitute a legal and valid binding obligation of the Corporation, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

I hereby consent to the reference made to me (i) under the caption "Legal Opinions" in the preliminary Prospectus and (ii) under the caption "Legal Matters" in the forms of preliminary Prospectus Supplement pertaining to the Preferred Securities, each forming a part of the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,



Michael T. Masin
Vice Chairman and Acting General Counsel